Filed Pursuant to Rule 433
Registration No. 333-135464
     The issuer has filed a Market-Making Prospectus with the U.S. Securities and Exchange Commission (SEC) for the public offering of the issuer’s 7.50% senior notes due 2016, which closed on July 26, 2006. Goldman, Sachs & Co. is continuing to make a market in the senior notes pursuant to the Market-Making Prospectus. Before you invest in the issuer’s senior notes, you should read the Market-Making Prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and an investment in its senior notes. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the Market-Making Prospectus if you so request by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526.
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report  (Date of earliest event reported): August 1, 2006
Allied World Assurance Company Holdings, Ltd

(Exact name of registrant as specified in its charter)

Bermuda	001-32938	98-0481737

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

43 Victoria Street, Hamilton, Bermuda	HM 12

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (441) 278-5400
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
          ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
          ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
          ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
          ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement
          On August 1, 2006, Allied World Assurance Company Holdings, Ltd (the “Company”) entered into indemnification agreements, in such form as previously approved by the Company’s Board of Directors, with the following directors and executive officers: Michael I.D. Morrison, Bart Friedman, Scott A. Carmilani, James F. Duffy, Scott Hunter, Mark R. Patterson, Samuel J. Weinhoff, G. William Davis, Jr., Joan H. Dillard, Wesley D. Dupont, Marshall J. Grossack, Richard E. Jodoin and John T. Redmond. A copy of the form of indemnification agreement (the “Indemnification Agreement”) is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Indemnification Agreement contained herein is qualified in its entirety by reference to the form of Indemnification Agreement filed herewith.
          In general, the Indemnification Agreement provides that the Company will, to the fullest extent permitted by applicable law (except in certain limited circumstances) and the Company’s Bye-laws and Memorandum of Association, indemnify each indemnitee against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed criminal, civil, administrative or investigative action brought against the indemnitee or in which he or she otherwise becomes involved as a witness by reason of his or her relationship with the Company. The Indemnification Agreement also provides for indemnification rights regarding proceedings brought by or in the right of the Company. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the Indemnification Agreement, provided that the indemnitee submits a written affirmation of the indemnitee’s good faith belief that the indemnitee has met the standard of conduct necessary for indemnification under the Indemnification Agreement.
Item 9.01.  Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

Date: August 7, 2006	By:	/s/ Wesley D. Dupont
		Name:	Wesley D. Dupont
		Title:	Senior Vice President & General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Form of Indemnification Agreement

Exhibit 10.1
INDEMNIFICATION AGREEMENT
     This INDEMNIFICATION AGREEMENT (the “Agreement”) is made and executed this 1st day of August, 2006, by and between
Allied World Assurance Company Holdings, Ltd, a company incorporated under the laws of Bermuda (the “Company”), and                       (the “Indemnitee”).
     WHEREAS, the Company is aware that, in order to induce highly competent persons to serve the Company as directors or officers or in other capacities, the Company must provide such persons with adequate protection through insurance and indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the Company;
     WHEREAS, the Company recognizes that the increasing difficulty in obtaining directors’ and officers’ liability insurance, the increases in the cost of such insurance and the general reductions in the coverage of such insurance have increased the difficulty of attracting and retaining such persons;
     WHEREAS, the Board of Directors of the Company has determined that it is essential to the best interests of the Company shareholders that the Company act to assure such persons that there will be increased certainty of such protection in the future;
     WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will continue to serve the Company free from undue concern that they will not be so indemnified; and
     WHEREAS, the Indemnitee is willing to serve, continue to serve, and take on additional service for or on behalf of the Company or any of its direct or indirect subsidiaries on the condition that he/she be so indemnified;
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Indemnitee do hereby agree as follows:
     1. Service by the Indemnitee. The Indemnitee agrees to serve and/or continue to serve as a director or officer of the Company faithfully and will discharge his/her duties and responsibilities to the best of his/her ability so long as the Indemnitee is duly elected or qualified in accordance with the provisions of the Memorandum of Association, (the “Memorandum”), the Bye-laws, as the same may be amended from time to time (the “Bye-laws”), and the Companies Act 1981 of Bermuda (the “Companies Act”), or until his/her earlier death, resignation or removal. The Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or other obligation imposed by operation by law), in which event the Company shall have no obligation under this Agreement to continue the Indemnitee in any such position. Nothing in this Agreement shall confer upon the Indemnitee the right to continue in the employ of the Company or as a director of the Company or affect the right of the Company to terminate the Indemnitee’s employment at any time in the sole discretion of the Company, with or without cause, subject to any contract rights of the Indemnitee created or existing otherwise than under this Agreement.
     2. Indemnification. The Company shall indemnify the Indemnitee against all Expenses (as hereinafter defined), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee as provided in this Agreement to the fullest extent permitted by the Memorandum, Bye-laws and the Companies Act or other applicable law in effect on the date of this Agreement and to any greater extent that applicable law may in the future from time to time permit. Without diminishing the scope of the indemnification provided by this Section 2, the rights of indemnification of the Indemnitee provided hereunder shall include, but shall not be limited to, those rights hereinafter set forth, except that no indemnification shall be paid to the Indemnitee:
     (a) on account of any action, suit, investigation or proceeding in which judgment is rendered against the Indemnitee for disgorgement of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Act”), or similar provisions of applicable law;
     (b) on account of conduct of the Indemnitee which is finally adjudged by a court of competent jurisdiction to have been the result of fraud or dishonesty;
     (c) in any circumstance where such indemnification is expressly prohibited by applicable law;
     (d) with respect to liability for which payment is actually made to the Indemnitee under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, Bye-law or agreement (other than this Agreement), except in respect of any liability in excess of payment under such insurance, clause, Bye-law or agreement;
     (e) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful (and, in this respect, both the Company and the Indemnitee have been advised that it is the position of the Securities and Exchange Commission that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable, and that claims for indemnification should be submitted to the appropriate court for adjudication); or
     (f) in connection with any action, suit, investigation or proceeding by the Indemnitee against the Company or any of its direct or indirect subsidiaries or the directors, officers, employees or other Indemnitees of the Company or any of its direct or indirect subsidiaries, (i) unless such indemnification is expressly required to be made by law, (ii) unless the proceeding was authorized by the Board of Directors of the Company, (iii) unless such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under applicable law, or (iv) except as provided in Sections 10 and 12 hereof.
     3. Actions or Proceedings Other Than an Action by or in the Right of the Company. The Indemnitee shall be entitled to the indemnification rights provided in this Section 3 if the Indemnitee was or is a party or witness or is threatened to be a party or witness to any threatened, pending or completed action, suit, investigation or proceeding, whether civil, criminal, administrative or investigative in nature, other than an action by or in the right of the Company, by reason of the fact that the Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any of its direct or indirect subsidiaries, or is or was serving at the request of the Company, or any of its direct or indirect subsidiaries, as a director, officer, employee, agent or fiduciary of any other entity, including, but not limited to, another corporation, partnership, limited liability company, employee benefit plan, joint venture, trust or other enterprise, or by reason of any act or omission by him/her in such capacity. Pursuant to this Section 3, the Indemnitee shall be indemnified against all Expenses, judgments, penalties (including excise and similar taxes), fines and amounts paid in settlement which were actually and reasonably incurred by the Indemnitee in connection with such action, suit, investigation or proceeding (including, but not limited to, the investigation, defense or appeal thereof); provided, however, that this indemnity shall not extend to any matter in which the Indemnitee is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty.
     4. Actions by or in the Right of the Company. The Indemnitee shall be entitled to the indemnification rights provided in this Section 4 if the Indemnitee was or is a party or witness or is threatened to be made a party or witness to any threatened, pending or completed action, suit, investigation or proceeding brought by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any of its direct or indirect subsidiaries, or is or was serving at the request of the Company, or any of its direct or indirect subsidiaries, as a director, officer, employee, agent or fiduciary of another entity, including, but not limited to, another corporation, partnership, limited liability company, employee benefit plan, joint venture, trust or other enterprise, or by reason of any act or omission by him/her in any such capacity. Pursuant to this Section 4, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him/her in connection with the defense or settlement of such action, suit, investigation or proceeding (including, but not limited to the investigation, defense or appeal thereof); provided, however, that this indemnity shall not extend to any matter in which the Indemnitee is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty.
     5. Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Agreement, to the extent that the Indemnitee has served on behalf of the Company, or any of its direct or indirect subsidiaries, as a witness or other participant in any class action or proceeding, or has been successful, on the merits or otherwise, in defense of any action, suit, investigation or proceeding referred to in Section 3 and 4 hereof, or in defense of any claim, issue or matter therein, including, but not limited to, the dismissal of any action without prejudice, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee in connection therewith; provided, however, that this indemnity shall not extend to any matter in which the Indemnitee is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty.
     6. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, appeal or settlement of such suit, action, investigation or proceeding described in Section 3 or 4 hereof, but is not entitled to indemnification for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee to which the Indemnitee is entitled.
     7. Procedure for Determination of Entitlement to Indemnification. (a) To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company a written request, including documentation and information which is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification. Any Expenses incurred by the Indemnitee in connection with the Indemnitee’s request for indemnification hereunder shall be borne by the Company.
     (b) Upon written request by the Indemnitee for indemnification pursuant to Section 3 or 4 hereof, the entitlement of the Indemnitee to indemnification pursuant to the terms of this Agreement shall be determined by the following person or persons, who shall be empowered to make such determination: (i) if a Change in Control (as hereinafter defined) shall have occurred, by Independent Counsel (as hereinafter defined) (unless the Indemnitee shall request in writing that such determination be made by the Board of Directors (or a committee thereof) in the manner provided for in clause (ii) of this Section 7(b)) in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee; or (ii) if a Change in Control shall not have occurred, (A)(1) by the Board of Directors of the Company, by a majority vote of Disinterested Directors (as hereinafter defined) even though less than a quorum, or (2) by a committee of Disinterested Directors designated by majority vote of Disinterested Directors, even though less than a quorum, or (B) if there are no such Disinterested Directors or, even if there are such Disinterested Directors, if the Board of Directors, by the majority vote of Disinterested Directors, so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee. Such Independent Counsel shall be selected by the Board of Directors and approved by the Indemnitee. Such determination of entitlement to indemnification shall be made not later than 45 days after receipt by the Company of a written request for indemnification. If the person making such determination shall determine that the Indemnitee is entitled to indemnification as to part (but not all) of the application for indemnification, such person shall reasonably prorate such part of indemnification among such claims, issues or matters. If it is so determined that the Indemnitee is entitled to indemnification, payment to the Indemnitee shall be made within ten days after such determination.

     8. Presumptions and Effect of Certain Proceedings. (a) In making a determination with respect to entitlement to indemnification, the Indemnitee shall be presumed to be entitled to indemnification hereunder and the Company shall have the burden of proof in the making of any determination contrary to such presumption.
     (b) If the Board of Directors, or such other person or persons empowered pursuant to Section 7 to make the determination of whether the Indemnitee is entitled to indemnification, shall have failed to make a determination as to entitlement to indemnification within 45 days after receipt by the Company of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be absolutely entitled to such indemnification, absent actual and material fraud in the request for indemnification or a prohibition of indemnification under applicable law. The termination of any action, suit, investigation or proceeding described in Section 3 or 4 hereof by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself: (a) create a presumption that the Indemnitee committed fraud or dishonesty; or (b) otherwise adversely affect the rights of the Indemnitee to indemnification, except as may be provided herein.
     9. Advancement of Expenses. All reasonable Expenses actually incurred by the Indemnitee in connection with any threatened or pending action, suit, investigation or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, investigation or proceeding, if so requested by the Indemnitee, within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances and a copy of any order, invoice, bill or other evidence of such Expenses reasonably acceptable to the Company. The Indemnitee may submit such statements and evidence from time to time. The Indemnitee’s entitlement to such Expenses shall include those incurred in connection with any proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to this Agreement. Such statements and evidence shall reasonably evidence the Expenses incurred by the Indemnitee in connection therewith and shall include or be accompanied by a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification under this Agreement and an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that the Indemnitee is not entitled to be indemnified against such Expenses by the Company pursuant to this Agreement or otherwise. Each written undertaking to pay amounts advanced must be an unlimited general obligation but need not be secured, and shall be accepted without reference to financial ability to make repayment.
     10. Remedies of the Indemnitee in Cases of Determination not to Indemnify or to Advance Expenses. In the event that a determination is made that the Indemnitee is not entitled to indemnification hereunder or if the payment has not been timely made following a determination of entitlement to indemnification pursuant to Sections 7 and 8, or if Expenses are not advanced pursuant to Section 9, the Indemnitee shall be entitled to a final adjudication in any court of competent jurisdiction of the Indemnitee’s entitlement to such indemnification or advance. Alternatively, the Indemnitee may, at the Indemnitee’s option, seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association, such award to be made within 60 days following the filing of the demand for arbitration. The Company shall not oppose the Indemnitee’s right to seek any such adjudication or award in arbitration or any other claim. Such judicial proceeding or arbitration shall be made de novo, and the Indemnitee shall not be prejudiced by reason of a determination (if so made) that the Indemnitee is not entitled to indemnification. If a determination is made or deemed to have been made pursuant to the terms of Section 7 or Section 8 hereof that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination and shall be precluded from asserting that such determination has not been made or that the procedure by which such determination was made is not valid, binding and enforceable. The Company further agrees to stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement and is precluded from making any assertions to the contrary. If the court or arbitrator shall determine that the Indemnitee is entitled to any indemnification hereunder, the Company shall pay all reasonable Expenses actually incurred by the Indemnitee in connection with such adjudication or award in arbitration (including, but not limited to, any appellate proceedings).
     11. Notification and Defense of Claim. Promptly after receipt by the Indemnitee of notice of the commencement of any action, suit, investigation or proceeding, the Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company in writing of the commencement thereof; but the omission to so notify the Company will not relieve the Company from any liability that it may have to the Indemnitee otherwise than under this Agreement or otherwise, except to the extent that the Company may suffer material prejudice by reason of such failure. Notwithstanding any other provision of this Agreement, with respect to any such action, suit, investigation or proceeding as to which the Indemnitee gives notice to the Company of the commencement thereof:
     (a) The Company will be entitled to participate therein at its own expense.
     (b) Except as otherwise provided in this Section 11(b), to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election to so assume the defense thereof, the Company shall not be liable to the Indemnitee under this Agreement for any legal or other Expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ the Indemnitee’s own counsel in such action or lawsuit, but the fees and Expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action and such determination by the Indemnitee shall be supported by an opinion of counsel, which opinion shall be reasonably acceptable to the Company, or (iii) the Company shall not in fact have employed counsel to assume the defense of the action, in each of which cases the fees and Expenses of counsel shall be at the expense of the Company.

The Company shall not be entitled to assume the defense of any action, suit, investigation or proceeding brought by or on behalf of the Company or as to which the Indemnitee shall have reached the conclusion provided for in clause (ii) above.
     (c) The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action, suit, investigation or proceeding effected without its written consent, which consent shall not be unreasonably withheld. The Company shall not be required to obtain the consent of the Indemnitee to settle any action, suit, investigation or proceeding which the Company has undertaken to defend if the Company assumes full and sole responsibility for such settlement and such settlement grants the Indemnitee a complete and unqualified release in respect of any potential liability.
     (d) If, at the time of the receipt of a notice of a claim pursuant to this Section 11, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of the policies.
     12. Other Right to Indemnification. The indemnification and advancement of Expenses provided by this Agreement are cumulative, and not exclusive, and are in addition to any other rights to which the Indemnitee may now or in the future be entitled under any provision of the Bye-laws or Memorandum of the Company, any vote of shareholders or Disinterested Directors, any provision of law or otherwise.
     13. Director and Officer Liability Insurance. The Company shall maintain directors’ and officers’ liability insurance for so long as the Indemnitee’s services are covered hereunder, provided and to the extent that such insurance is available on a commercially reasonable basis. In the event the Company maintains directors’ and officers’ liability insurance, the Indemnitee shall be named as an insured in such manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers or directors. However, the Company agrees that the provisions hereof shall remain in effect regardless of whether liability or other insurance coverage is at any time obtained or retained by the Company, except that any payments made to, or on behalf of, the Indemnitee under an insurance policy shall reduce the obligations of the Company hereunder.
     14. Intent. This Agreement is intended to be broader than any applicable statutory indemnification rights and shall be in addition to any other rights the Indemnitee may have under the Company’s Memorandum, Bye-laws, applicable law or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Memorandum, Bye-laws, applicable law or this Agreement, it is the intent of the parties that the Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. In the event of any change in applicable law, statute or rule which narrows the right of a Bermuda company to indemnify a member of its Board of Directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.
     15. Attorney’s Fees and Other Expenses to Enforce Agreement. In the event that the Indemnitee is subject to or intervenes in any action, suit, investigation or proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce the Indemnitee’s rights under, or to recover damages for breach of, this Agreement the Indemnitee, if he/she prevails in whole or in part in such action, shall be entitled to recover from the Company and shall be indemnified by the Company against any actual expenses for attorneys’ fees and disbursements reasonably incurred by the Indemnitee.
     16. Effective Date. The provisions of this Agreement shall cover claims, actions, suits, investigations or proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place. The Company shall be liable under this Agreement, pursuant to Sections 3 and 4 hereof, for all acts of the Indemnitee while serving as a director and/or officer, notwithstanding the termination of the Indemnitee’s service, if such act was performed or omitted to be performed during the term of the Indemnitee’s service to the Company.
     17. Duration of Agreement. This Agreement shall survive and continue even though the Indemnitee may have terminated his/her service as a director, officer, employee, agent or fiduciary of the Company or as a director, officer, employee, agent or fiduciary of any other entity, including, but not limited to, another corporation, partnership, limited liability company, employee benefit plan, joint venture, trust or other enterprise or by reason of any act or omission by the Indemnitee in any such capacity. This Agreement shall be binding upon the Company and its successors and assigns, including, without limitation, any company or other entity which may have acquired all or substantially all of the Company’s assets or business or into which the Company may be consolidated or merged, and shall inure to the benefit of the Indemnitee and his/her successors, assigns, heirs, devisees, executors, administrators or other legal representations. The Company shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Company and the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.
     18. Disclosure of Payments. Except as expressly required by any federal or state securities laws or other federal or state law, neither party shall disclose any payments under this Agreement unless prior approval of the other party is obtained.
     19. Severability. If any provision or provisions of this Agreement shall be held invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, but not limited to, all portions of any Sections of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Agreement (including, but not limited to, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifest by the provision held invalid, illegal or unenforceable.
     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought shall be required to be produced to evidence the existence of this Agreement.
     21. Captions. The captions and headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
     22. Definitions. For purposes of this Agreement:
     (a) “Change in Control” shall mean a change in control of the Company occurring after the date hereof of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Act, whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control shall include: (i) the acquisition (other than from the Company) after the date hereof by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (excluding, for this purpose, the Company or its subsidiaries, any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company, and any qualified institutional investor who meets the requirements of Rule 13d-1(b)(1) promulgated under the Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), of 20% or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding capital stock entitled to vote generally in the election of directors; (ii) individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) approval by the shareholders of the Company of (A) a reorganization, merger, amalgamation or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than 75% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, amalgamated, consolidated or other surviving company’s then-outstanding voting securities, (B) a liquidation or dissolution of the Company, or (C) the sale of all or substantially all of the assets of the Company; provided, however, that the Company’s initial public offering of Company securities shall not be considered a Change of Control.
     (b) “Disinterested Director” shall mean a director of the Company who is not or was not a party to the action, suit, investigation or proceeding in respect of which indemnification is being sought by the Indemnitee.
     (c) “Expenses” shall include all attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in any threatened, pending or completed action, suit, investigation or proceeding, whether civil, criminal, administrative or investigative in nature.
     (d) “Independent Counsel” shall mean a law firm or a member of a law firm that neither is presently nor in the past five years has been retained to represent (i) the Company or the Indemnitee in any matter material to either such party or (ii) any other party to the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s right to indemnification under this Agreement.
     23. Entire Agreement, Modification and Waiver. This Agreement constitutes the entire agreement and understanding of the parties hereto regarding the subject matter hereof, and no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No supplement, modification or amendment of this Agreement shall limit or restrict any right of the Indemnitee under this Agreement in respect of any act or omission of the Indemnitee prior to the effective date of such supplement, modification or amendment unless expressly provided therein.

     24. Notices. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand with receipt acknowledged by the party to whom said notice or other communication shall have been directed, (ii) mailed by certified or registered mail, return receipt requested with postage prepaid, on the date shown on the return receipt or (iii) delivered by facsimile transmission on the date shown on the facsimile machine report:

(a)	If to the Indemnitee, to:

(b)	If to the Company, to:

Allied World Assurance Company Holdings, Ltd
43 Victoria Street
Hamilton, Bermuda HM 12
Attention: General Counsel
Facsimile: (441) 292-0055

with a copy to:

Willkie Farr & Gallagher LLP
Attn: Steven A. Seidman, Esq.
787 Seventh Avenue
New York, NY 10019
or to such other address as may be furnished to the Indemnitee by the Company or to the Company by the Indemnitee, as the case may be.
     25. Governing Law. The parties hereto agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of Bermuda.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

By:

Name:
Title:

INDEMNITEE

By:

Name:

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